EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Media Contact:	Cheryl Lipp
(513) 979-5797
Cheryl.lipp@bankatfirst.com
Analyst Contact:	J. Franklin Hall
(513) 979-5770
frank.hall@bankatfirst.com
First Financial Announces Increase in Stock Repurchases
HAMILTON, Ohio — July 30, 2007 — First Financial Bancorp (Nasdaq: FFBC) announced today that it is increasing the number of planned shares to repurchase from up to one million shares during fiscal year 2007 to up to two million shares.
Claude E. Davis, president and chief executive officer said: “We believe that market conditions are such that we can deploy capital with a greater incremental improvement to shareholder value than earlier in the year when our repurchase targets were established.”
As of July 27, 2007, 572,000 shares have been purchased under the existing plan. The remaining stock repurchases will be made pursuant to the amended 10b5-1 plan. Under the stock repurchase program, the company may repurchase common shares from time to time in compliance with SEC regulations, subject to market conditions and certain other contingencies established by the plan. The repurchases will continue to be funded from working capital and borrowings. First Financial Bancorp repurchases shares under a plan adopted in 2000 and authorized by the board of directors of which 6,397,105 shares are available for repurchase.
About First Financial Bancorp
A $3.3 billion publicly owned bank holding company, First Financial Bancorp has 83 banking centers in Ohio, Kentucky, and Indiana. The company’s wealth-management services include the First Financial Wealth Resource Group, First Financial Capital Advisors LLC, and First Financial Insurance. Additional information about the company is available at www.bankatfirst.com
This release contains “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, the strength of the local economies in which operations are conducted, the effects of and changes in policies and laws of regulatory agencies, the ability of the company to implement its business plan and retain qualified personnel, inflation, and interest rates. For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to First Financial’s 2006 Form 10-K and other company filings with the SEC.